Exhibit 10.15

EMPLOYMENT AND NON-COMPETE AGREEMENT

THIS EMPLOYMENT AND NON-COMPETE AGREEMENT (this “Agreement”) is made this 27th day of June, 2014, to be effective as of July 1, 2014 (the “Effective Date”), by and between FSC II, LLC, a North Carolina limited liability company (hereinafter the “Company”), and F. Julius Smith III, an individual and North Carolina resident (hereinafter the “Employee”), and for the sole limited purpose of agreeing to be bound by Section 19 of this Agreement, Construction Partners, Inc., a Delaware corporation (“CPI”).

1. TERMINATION OF OLD EMPLOYMENT AGREEMENT

The parties agree that upon execution of this Agreement that the original employment agreement entered into between Company, Employee, and Construction Partners, Inc. dated on or about March 17, 2011 will be terminated, such that neither party shall have any obligation to the other thereunder. The parties specifically acknowledge and agree that the performance requirements for the stock bonus contemplated in Section 5 of such original employment agreement, as amended, were not met and that no stock bonus is due thereunder.

2. EMPLOYMENT.

A. Position of Employment. Company hereby employs Employee as an employee of Company. Employee will be employed as President of Company, to be in charge of the management and day-to-day operations of Company’s business located in Raleigh, North Carolina. Employee shall further satisfy Employee’s obligations as an employee of Company as may be determined and assigned to Employee from time to time by the Chief Executive Officer (“CEO”) of Company, which the parties acknowledge shall initially be Charles E. Owens.

B. Acceptance of Employment. Employee hereby accepts employment, and, as an employee of Company, Employee agrees to perform such duties as may be determined and assigned to him from time to time by the CEO of Company.

3. PERFORMANCE AND DUTIES.

Employee agrees to devote his full business time and efforts to the performance of his duties as an employee of Company, including such other duties as are assigned to him from time to time by the CEO of Company. Employee agrees that he will not devote his business time and efforts to any other business or venture while he is employed with Company without the prior written approval of the CEO of Company.

4. TERM OF AGREEMENT.

The term of Employee’s employment by Company hereunder (the “Term”) commenced on the Effective Date and shall continue until June 30, 2019 (the “Normal Termination Date”), unless earlier terminated or extended as hereinafter provided. At the Normal Termination Date, the Term shall be automatically extended on a month-to-month basis on the same terms and conditions, with either party having the right to terminate the Term by providing written notice to the other party prior to the end of the month in which the Term is being terminated.

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5. COMPENSATION; RETENTION PAYMENTS.

A. Base Salary. For all services to be rendered by Employee hereunder, including any other duties assigned to Employee from time to time by the CEO of Company, Employee shall be entitled throughout the Term to an aggregate annual base salary of three hundred fifty thousand and 00/100 Dollars ($350,000.00), as the same may be increased from time-to-time in the discretion of the CEO of Company (the “Base Salary”), to accrue on a monthly basis and to be paid in accord with the normal payroll policies of Company, less appropriate taxes required to be withheld, as determined by Company’s accountants.

B. Retention Payments. In consideration of Employee agreeing to continue employment with Company, Employee shall be entitled to receive until the fifth (5th) anniversary of this Agreement (unless earlier terminated pursuant to the provisions of Section 6 or Section 18 of this Agreement), retention payments equal to Twenty-Five Thousand and 00/100 Dollars ($25,000.00) per month (the “Retention Payments”), to be paid in accordance with the normal payroll policies of Company, less appropriate taxes required to be withheld, as determined by Company’s accountants.

C. Discretionary Bonus. If Employee meets the eligibility requirements, Employee shall be entitled to a (“Discretionary Bonus”) as determined by Construction Partners, Inc.

6. TERMINATION.

A. Termination Upon Death. This Agreement shall terminate upon Employee’s death, and in such event Employee (or Employee’s estate, as the case may be) shall only be entitled to receive the following, less appropriate taxes required to be withheld, as determined by Company’s accountants:

(i) Base Salary accrued but unpaid through the end of the month in which Employee’s death occurs; and

(ii) Retention Payments, accrued but unpaid through the end of the month in which Employee’s death occurs.

Furthermore, if at the time of Employee’s death Company is making Non-Compete Payments as contemplated in Section 18 below, such Non-Compete Payments shall automatically terminate.

B. Termination by Employee Upon Written Notice. This Agreement may be terminated by Employee upon thirty (30) days written notice to Company, in which case Employee shall only be entitled post-termination to receive the following, less appropriate taxes required to be withheld, as determined by Company’s accountants:

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(i) Base Salary accrued but unpaid through the last day of the 30 day notice period;

(ii) Retention Payments, accrued but unpaid through the last day of the 30 day notice period; and

(iii) Non-Compete Payments, if Company makes the Post-Employment Non-Compete Election as contemplated in Section 18 below, paid and calculated in accordance with Section 18.

C. Termination Without Cause By Company Upon Written Notice. This Agreement may be terminated “without cause” by Company upon thirty (30) days written notice to Employee, in which case Employee shall only be entitled post-termination to receive the following, less appropriate taxes required to be withheld, as determined by Company’s accountants:

(i) Base Salary accrued but unpaid through the last day of the 30 day notice period;

(ii) Retention Payments, payable until the fifth (5th) anniversary of this Agreement (unless Employee dies before such fifth (5th) anniversary, in which case such Retention Payments shall terminate); and

(iii) Non-Compete Payments, if Company makes the Post-Employment Non-Compete Election as contemplated in Section 18 below, paid and calculated in accordance with Section 18.

D. Termination By Company For Cause. This Agreement and the employment relationship herein contemplated may be terminated immediately by Company “for cause” for any of the following reasons:

(i) Pursuant to Section 8 of this Agreement, below;

(ii) If Employee commits or is convicted of a crime, or commits any crime or act, involving moral turpitude or that would materially harm the business or reputation of Company;

(iii) If Employee, because of ill health, physical or mental disability or for other causes beyond his control is unable to perform his duties on a consistent basis and has accumulated more than a total of sixty (60) sick leave days during any calendar year during the Term (which for purposes of this Agreement shall be deemed to be “permanent disability”);

(iv) The intentional violation by Employee of instructions or policies established by Company with respect to the operations of its business and affairs, or Employee’s material failure to carry out Employee’s duties hereunder or the reasonable instructions of the CEO of Company;

(v) Employee’s willful failure or inability for any voluntary reason to devote his full business time to Company’s business as contemplated herein; and

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(vi) Any material breach by Employee of any of the terms of, or the substantial or willful failure by Employee to perform any covenant in this Agreement.

In the case of subparagraphs (iv), (v), and (vi), immediately above, a termination “for cause” shall require Company to provide Employee written notice of the violation, breach or misconduct and Employee shall have a ten (10) day period to cure the same, with the effectiveness of such cure to be determined in the reasonable discretion of Company.

In the case of a termination for cause, Employee shall only be entitled post-termination to receive the following, less appropriate taxes required to be withheld, as determined by Company’s accountants:

(i) Base Salary accrued but unpaid through Employee’s last day of employment;

(ii) Retention Payments, payable until the fifth (5th) anniversary of this Agreement (unless Employee dies before such fifth (5th) anniversary, in which case such Retention Payments shall terminate); and

(iii) Non-Compete Payments, if Company makes the Post-Employment Non-Compete Election as contemplated in Section 18 below, paid and calculated in accordance with Section 18.

7. BENEFITS.

A. General Benefits. During the Term, Employee shall be entitled to those normal Company benefits and holidays that are offered to the other employees of Company, on the same terms as the other employees of Company, so long as Employee meets the eligibility requirements of such benefits.

B. Health and Dental Insurance. During the Term, if Company commences or maintains a health or dental insurance plan for employees, as long as Employee meets the participation requirement for such plan, Employee shall be entitled to family medical coverage under said plan at Company’s expense. Employee shall be responsible for the payment of any deductibles required under said policy or policies of insurance.

C. Automobile. During the Term, Company agrees to provide to Employee at Company’s expense a Company owned automobile similar to the vehicle that Employee was provided by Company immediately prior to the date hereof, for Employee’s use in the conduct of Company’s business. Company agrees that the costs of maintaining such vehicle, including, without limitation, repairs, operating expenses, gas, oil, tires, and insurance, shall be borne by Company.

D. Vacation. Employee shall be entitled to fifteen (15) total work days paid vacation during each calendar year of employment at such time or times as shall be approved by the CEO of Company, which approval shall not be unreasonably withheld. A work week for Employee is five (5) days of each Monday through Friday. A work day is one (1) of those five (5) days. There will be no carryover of unused vacation time or other unused time (as described above) from one calendar year of employment to the next calendar year of employment.

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E. Cellular Phone. Company shall provide to Employee a cellular phone for Employee’s use while Employee is employed by Company. Employee agrees that such cellular phone is to be used primarily in furtherance of Company’s business, and Employee agrees to reasonably moderate or limit any personal use that might materially increase Company’s cost of said cellular phone.

F. Life Insurance. Within thirty (30) days of the date hereof Company shall obtain, and, so long as the Retention Payments are being made by Company to Employee, shall cause to be maintained in full force and effect, including the payment of any applicable premiums, a policy of term life insurance insuring the life of Employee in the amount of Two Million and 00/100 Dollars ($2,000,000), with such beneficiary or beneficiaries as Employee may from time-to-time designate. This subparagraph assumes the insurability of Employee, and if the Employee is not reasonably insurable due to poor health or other reasons, this Section 7.E. shall be inapplicable.

8. PHYSICAL OR MENTAL DISABILITY.

If by reason of physical or mental illness, excessive use of alcohol, usage of drugs, chemicals or any other controlled substances, Employee is materially impaired in Employee’s ability to perform Employee’s duties or any other duties which may be assigned to Employee by the CEO of Company, Employee will promptly notify Company and accept remedial assistance and/or such other action as may be taken by Company for Employee’s benefit and for the benefit of Company and its other employees. In the alternative, the CEO of Company may elect to terminate this Agreement for cause immediately by written notice to Employee.

9. PROMOTION OF BUSINESS.

During the Term, Employee agrees to use Employee’s best efforts, skill and judgment exclusively to promote, improve and advance the business and interest of Company. Employee further agrees that he shall not participate, directly or indirectly, individually or as a shareholder, member, partner, employee, agent, consultant, officer, director or otherwise, in any other business where such participation will in any manner interfere (as determined in the reasonable discretion of the CEO of Company) with the business of Company or which, in the reasonable discretion of the CEO of Company, could result in the integrity of Company being subject to doubt.

10. NOTICES.

Any and all notices referred to herein shall be sufficient if furnished in writing and sent by registered or certified mail, return receipt requested, to the respective parties at the address last shown on the records of Company.

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11. WAIVER OF BREACH.

The waiver of either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof. Any forbearance by Company of any act or omission of Employee and Employee’s duties and responsibilities hereunder shall not be deemed or legally construed to be a consent to such acts or omissions or a waiver of any rights of Company hereunder or otherwise.

12. GOVERNING LAW.

This Agreement shall be construed, interpreted, and governed according to the laws of the State of North Carolina.

13. PARAGRAPH HEADINGS.

The paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

14. INVALID PROVISION.

The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had been omitted.

15. ENTIRE AGREEMENT.

This Agreement contains the entire agreement of the parties with regards to the subject matter contained herein. It may not be changed orally but may be changed, modified, extended or terminated by mutual agreement of the parties, in writing, signed by both parties.

16. NEGOTIATED AGREEMENT.

The parties acknowledge and agree that this Agreement is the product of arms-length negotiation with both parties having the opportunity to seek and obtain advice of legal counsel and having employed separate legal counsel or voluntarily chosen not to seek legal counsel, as the case may be, shall not be construed strictly against either party hereto.

17. CONFIDENTIALITY PROVISIONS.

Pursuant to the employment relationship contemplated herein, Employee acknowledges that Employee may learn of, or become in possession of, certain “Confidential Information”, which shall for purposes of this Agreement shall be defined as all information regarding Company’s (or Company’s parent company’s) business, operations and/or its employees, including, but not limited to, information regarding Company’s customer lists, any existing, proposed or future orders or contracts, business practices, customs, policies, marketing strategies and the like, computer systems and software, sales or bidding methods, technical expertise,

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customer names and lists, employee information and records, supplier information, contracts and agreements, business plans, real estate strategies, plans and the like, financial information, and any other confidential or proprietary information or data. For good and valuable consideration, the sufficiency of which is hereby acknowledged, Employee hereby covenants and agrees to maintain the confidentiality of all Confidential Information that Employee receives or comes into possession of in the course of Employee’s employment with Company, and shall not ever release, publish, reveal or otherwise disclose such Confidential Information, directly or indirectly, to any other person or entity.

The obligation of non-disclosure of Confidential Information shall not be applicable to the extent any of the following occurs:

(a) The Confidential Information becomes known to the public without the fault of Employee, or;

(b) The Confidential Information is disclosed publicly by Company, or;

(c) The Confidential Information loses its status as confidential through no fault of Employee, or;

(d) The disclosure of Confidential Information is required by applicable law.

18. NONCOMPETITION PROVISIONS

A. Applicability. During the entirety of Employee’s employment with Company during the Term of this Agreement, and, if Company makes the Post-Employment Non-Compete Election contemplated in Section 18.B. below, then continuing for a two (2) year period following the last day of Employee’s employment with Company, Employee hereby covenants and agrees that Employee will not, directly or indirectly, alone, with others, or by and through an Affiliate (as hereinafter defined), be or become an owner, officer, director, agent, partner, stockholder, employee, broker, advisor, investor, consultant or participate in any other capacity, in any business, company or enterprise which competes with Company or any of Company’s subsidiaries or affiliated entities in the Business (as hereinafter defined) in the Restricted Territory.

B. Post-Employment Non-Compete Election. For purposes of this Agreement, the “Post-Employment Non-Compete Election” shall mean Company’s right, at anytime during the thirty (30) day period following the last day of Employee’s employment with Company by employee (other than death) or By Company with Cause, to elect, via notice delivered orally, via personal delivery, regular mail, certified mail, overnight courier, or other reasonable means, to notify Employee that Company intends to activate and enforce the two-year post-employment non-compete period described in Section 18.A. hereinabove. In the event Employee’s employment with Company is terminated Without Cause Upon Written Notice or by expiration of this Agreement, then Company must provide Employee at least (180) days notice of its intent to make the Post Employment Non-Compete Election. Once this election is made, the two-year post-employment noncompetition provisions contemplated in Section 18. A. hereinabove shall be activated and bind Employee and be enforceable by Company as contemplated herein.

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C. Non-Compete Payments. Employee acknowledges and agrees that Employee’s continued employment with the Company and the payment of the Retention Payments is sufficient consideration for Employee’s agreement not to compete hereunder. Notwithstanding, in the event Company makes the Post Employment Non-Compete Election, then, as additional consideration for Employee’s agreement not to compete hereunder, Company agrees to pay Employee a monthly payment equal to the amount of Employee’s then current monthly Base Salary at the time the Post-Employment Non-Compete Election was made, payable monthly for a period of twenty-four (24) consecutive months, with the first such payment being due within five (5) days of Company making the Post-Employment Non-Compete Election and the remaining payments continuing and being due on the same day of each consecutive month thereafter (the “Non-Compete Payments”). No such payment shall be past due until the fifth (5th) day following the due date, and Company shall not be in breach for missing a payment unless Employee notifies Company a payment is past due and gives Company a three (3) day cure period. These Non-Compete Payments shall terminate upon the death of Employee without further action by any party.

D. No Disclosure. Employee hereby further covenants and agrees that Employee will not commit any act or in any way assist another to commit any act for the purpose of competing with or injuring Company, or Company’s Affiliates, in any manner which would violate the provisions contained in Paragraph A above, and, without limiting the generality of the foregoing, neither will, for such purpose, divulge any Confidential Information in violation of the provisions of Section 17.

E. Remedies. The parties hereto realize and agree that a breach by Employee of the covenants in this Section 18 will result in substantial injury and damage to Company for which there is no adequate remedy at law and by reason thereof, in the event of the occurrence of any breach by Employee of the covenants in this Section 18, said injured parties affected by such breach, or either of them, shall be entitled, in addition to any other remedies and damages available, to an injunction or other equitable remedy to restrain the violation thereof by the party or parties breaching the same, or such party’s agents, partners, assigns, servants, employees, family, or any other person acting for his benefit. If a breach by Employee of the covenants in this Section 18 occurs during the Term, Company shall in addition have all available cumulative rights and remedies, including, but not limited to, the right to sue for damages, to enjoin any such violation, to prevent any such further violation by action in equity or otherwise, and Employee shall be responsible for any and all costs incurred, including reasonable attorneys’ fees incurred by virtue of enforcing this Section 18. In addition, if Employee breaches the covenants in this Section 18 or challenges the validity of such covenants in any way, Company shall have the right to immediately terminate any Retention Payments, if any, that are still due and owing at the time of such breach or challenge, and also terminate any Non-Compete Payments being made to Employee.

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F. Covenants Reasonable. Employee hereby recognizes and acknowledges that the provisions of this Section 18 and the restrictions placed upon the activities herein are required for the reasonable protection of Company. Employee represents and admits that Employee’s respective and collective experience and capabilities are such that Employee can participate in businesses which would not compete with Company in the manner set forth in Section 18.A. above, and the enforcement of a remedy by way of injunction will not cause any Employee material or substantial hardship.

G. Severability. All of the terms, provisions and conditions of this Section 18 shall be deemed to be severable in nature. If for any reason the provisions hereof are held to be invalid or unenforceable, a court of competent jurisdiction shall construe and interpret this Section 18 to provide for maximum validity and enforceability of this Agreement. The parties agree that the provisions of this Agreement shall be construed in such a manner to restrict or preclude Employee from competing with Company.

H. Certain Definitions. As used in this Section 18, the following terms shall have the following meanings:

(i) The term “Affiliate” shall mean (i) any person (first person), more than five percent (5%) of the issued and outstanding stock of which, or more than five (5%) percent interest in which, is owned, directly or indirectly, by a second person, (ii) any agent, trustee, officer, director, employee, partner or shareholder (or any member of the family of any agent, trustee, officer, director, employee, partner or shareholder) of the first person, or any person that directly or indirectly through one or more intermediaries, controls, or (iv) is controlled by, or is under common control with, a second person. The term “person” shall mean any natural person, partnership, corporation, association or other legal entity. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. The term “family” shall be deemed to include spouses, parents, brothers and sisters of such spouses, parents, brothers and sisters.

(ii) The term “Business” shall mean the road construction, paving, grading, asphalt business and any other business or activity that Company is currently engaged in as of the date of the execution hereof.

(iii) The term “Restricted Territory” shall mean the Raleigh, North Carolina market area, which is further defined as a seventy-five (75) mile radius of the city limits of Raleigh, North Carolina, and Employee acknowledges that the Raleigh, North Carolina market area is a reasonable geographic area for purposes of the restrictions set forth in this Agreement.

19. CPI GUARANTY OF RETENTION PAYMENTS

By execution of this Agreement, CPI hereby guarantees to Employee the payment, when due, of the Retention Payments. In the event CPI makes any Retention Payments to Employee pursuant to this guaranty, the Company agrees to indemnify CPI for payment of the same and further agrees to pay any costs and expenses associated with enforcing this indemnity, including attorney’s fees.

-INTENTIONALLY BLANK; SIGNATURES ON FOLLOWING PAGE-

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IN WITNESS WHEREOF, the undersigned parties have executed this Agreement on the date first written above intending to be bound by the provisions hereof.

“Company” FSC II, LLC

By:	/s/ Charles Owens
	Its:	Chief Executive Officer

“Employee”

/s/ F. Julius Smith III
F. Julius Smith III

AND for the sole limited purpose of agreeing to the guaranty provisions set forth in Section 19 of this Agreement:

“CPI” CONSTRUCTION PARTNERS, INC.

By:	/s/ Charles Owens
	Its:	President

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